Exhibit 99.2

Spindletop Health Acquisition Corp. Announces Closing of $230 Million Initial Public Offering

AUSTIN, Texas, November 8, 2021 (GLOBE NEWSWIRE) – Spindletop Health Acquisition Corp. (the “Company”), today announced the closing of its initial public offering of 23,000,000 units at a price of $10.00 per unit, including 3,000,000 units issued pursuant to the exercise in full by the underwriters of their over-allotment option. The units are listed on the NASDAQ Stock Market and began trading under the ticker symbol “SHCAU” on November 4, 2021. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on NASDAQ under the symbols ‘‘SHCA’’ and ‘‘SHCAW,’’ respectively.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although it intends to focus on identifying, acquiring and building an undervalued, growth-oriented company in the healthcare services sector.

Barclays and Stifel acted as joint book running managers.

The public offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: 1-888-603-5847 or by email: Barclaysprospectus@broadridge.com; or Stifel, Nicolaus, & Company, Incorporated, 1 South Street, 15th Floor, Baltimore, Maryland 21202, Attn: Prospectus Department, or by emailing syndprospectus@stifel.com.

Registration statements relating to the securities became effective on November 3, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Spindletop Health Acquisition Corp.

512.961.4633

info@spindletophealth.com